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Exhibit 12.1

Calculation of Consolidated Ratios of Earnings to Fixed Charges

		Fiscal Year Ended December 31,
	Nine Months Ended September 30, 2016
('000)		2015	2014	2013	2012	2011
Pre-tax loss from continuing operations	(42,160)	(55,961)	(45,425)	(47,307)	(44,200)	(29,982)
Fixed Charges:
Interest expense	(61)	(1,288)	(336)	(491)	(2,940)	(1,870)
Amortized debt discount	(43)	(97)	(24)	(151)	(487)	(505)
Estimate of the interest within rental expense	(183)	(295)	(279)	(383)	(259)	(94)

Deficiency of earnings to fixed charges	(42,447)	(57,641)	(46,064)	(48,332)	(47,886)	(32,451)

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  Exhibit 12.1
Calculation of Consolidated Ratios of Earnings to Fixed Charges